                                                                     EXHIBIT 3.5

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           JAVO BEVERAGE COMPANY, INC.


         Javo Beverage Company, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), certifies that:

         A. The name of the Corporation is Javo Beverage Company, Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 21, 2002.

         B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation's Certificate of Incorporation such that the total number of shares of all classes of capital stock which the Corporation is authorized to issue shall hereafter be three hundred ten million (310,000,000) shares and the total number of shares of common stock which the Corporation is authorized to issue shall hereafter be three hundred million (300,000,000) shares of common stock with a par value of $0.001 per share designated as the "Common Stock" of the Corporation.

         C. The text of the Certificate of Incorporation as hereby amended or supplemented reads as set forth in EXHIBIT A attached hereto.

         IN WITNESS WHEREOF, Javo Beverage Company, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by William E. Marshall, a duly authorized officer of the Corporation, on November 3, 2006.

                                  JAVO BEVERAGE COMPANY, INC.


                                        /s/ William E. Marshall
                                        ---------------------------------------
                                        William E. Marshall
                                        General Counsel, Senior Executive Vice
                                        President of Operations, and Secretary


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                                    EXHIBIT A
                                    ---------

                                    ARTICLE 1

The name of this corporation (herein called the "Corporation") is as follows:

                           JAVO BEVERAGE COMPANY, INC.

                                    ARTICLE 2

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Rd, Wilmington, County of New Castle, Delaware 19808. The name of the Corporation's registered agent at that address is Corporation Service Company.

                                    ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                    ARTICLE 4

SECTION 1. AUTHORIZED SHARES. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is three hundred ten million (310,000,000) shares which shall be divided into two classes as follows:

         a) three hundred million (300,000,000) shares of Common Stock, with a par value of $0.001 per share (the "Common Stock"), and

         b) ten million (10,000,000) shares of Preferred Stock, with a par value of $0.001 per share (the "Preferred Stock").

SECTION 2. COMMON STOCK. The Common Stock shall have one (1) vote per share. The Common Stock shall not be subject to redemption by the Corporation at its option, at the option of the holders of Common Stock, or upon the happening of a specified event.

SECTION 3. PREFERRED STOCK. The Corporation's Preferred Stock may be issued in one or more series, any or all of such series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, which are permitted by Section 151 of the General Corporation Law of the State of Delaware in respect of such series. This Certificate of Incorporation, or any amendment hereto, to the extent desired, may set forth a statement of such powers, designations or rights of any such series of shares; or, to the extent not fixed by the Certificate of Incorporation or any amendment hereto, the resolution or resolutions adopted by the Board of Directors providing for the issue of stock of such series shall set forth a statement of such powers, designations and rights of any such series of shares. Any and all voting powers, designations, rights, preferences, powers, qualifications, limitations or restrictions of such series may be made dependent upon facts ascertainable outside the Certificate of Incorporation, or any amendment, or the resolution or resolutions adopted by the Board of Directors providing for the issue of stock of such series, provided that the manner in which such facts will operate on the series is clearly and expressly set forth. For this purpose, the term "facts" is meant to include, but is not limited to, the occurrence of any event, including a determination or action by any person or body, including the Corporation.

                                       2
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SECTION 4. AUTHORITY EXPRESSLY VESTED IN BOARD. The Board of Directors of the
Corporation is hereby expressly granted and vested with the fullest possible authority to fix from time to time by resolution or resolutions any voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, which are permitted by
Section 151 of the General Corporation Law of the State of Delaware in respect of such series. The authority of the Board with respect to each series shall include, but not be limited to, determination from time to time of the following:

(i) The number of shares constituting that series, an increase in such number (but not above the total number of shares of Preferred Stock), a decrease in such number (but not below the number of shares of such series then outstanding), and the distinctive designation of that series;

(ii) The dividend rates, conditions, and times on the shares of that series, whether dividends shall be cumulative or noncumulative, and, if cumulative, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) Whether that series shall have voting powers, full or limited, and if so, the terms, qualifications, limitations or restrictions of such voting powers, or no voting powers;

(iv) Whether that series shall have conversion privileges and/or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall state in the resolutions providing for the issue of the stock of such series;

(v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) Any other relative rights, preferences, powers, qualifications, limitations or restrictions thereof.

SECTION 5. ADJUSTMENT OF NUMBER CONSTITUTING SERIES. The Board of Directors is expressly authorized as to any wholly unissued series of Preferred Stock, to determine the number of shares thereof and the dividend rights, dividend rates, conversion rights (if any), redemption prices, liquidation preferences, voting rights (if any), the rights and terms of redemption (including sinking fund provisions) and all other rights, preferences and privileges thereof. The Board


                                       3
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of Directors may increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of that series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting that decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of that series.

SECTION 6. NO VOTING RIGHTS BY IMPLICATION. The Common Stock and any series of Preferred Stock with full voting rights, shall all vote together as one class, and none of the Common Stock or such series of Preferred Stock shall have any other or special voting rights except as otherwise required by the laws then applicable, the Corporation's Certificate of Incorporation, or any amendments hereto, or any resolution or resolutions of the Board of Directors providing for the issue of shares of such series of Preferred Stock.

SECTION 7. NO ACTION BY WRITTEN CONSENT OF STOCKHOLDERS. The holders of Common Stock shall not have power to authorize by consent in writing, without a meeting and a vote, any action permitted or required to be taken at an annual or special meeting of stockholders.

                                    ARTICLE 5

SECTION 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and elections of directors need not be by written ballot unless otherwise provided in the Bylaws. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by a resolution or Bylaw adopted by the affirmative vote of a majority of the entire Board of Directors.

SECTION 2. Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware Statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the Bylaws of the Corporation.

                                    ARTICLE 6

A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
(iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. If from time to time hereafter any provision in the General Corporation Law of the State of Delaware is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest additional extent permitted by such provision, as so amended; provided, however, no such amendment shall further eliminate or limit liability of a director for any act before such amendment becomes effective. Any repeal or modification of this Article 6 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any elimination or limitation on the personal liability of a director of the Corporation for acts prior to the time of such repeal or modification. The Corporation shall have the authority to indemnify, by bylaw, agreement or otherwise, any person to the fullest extent permissible under law and in excess of that which may be expressly authorized.

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                                    ARTICLE 7

The Board of Directors of the Corporation shall have the power to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

                                    ARTICLE 8

There shall be a series of Preferred Stock, par value $0.001 per share, of the Corporation, to be designated "Series A Junior Participating Preferred Stock," initially consisting of 150,000 shares.

SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock," with a par value $0.001 per share, and the number of shares constituting such series shall be 150,000.

SECTION 2. DIVIDENDS AND DISTRIBUTIONS.

(a) Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of September, December, March and June in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after the close of business on July 4, 2002 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case, the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend payable in shares of Common Stock.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a


                                       5
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date after the record date for the determination of holders of shares of Series
A Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than thirty (30) days prior to the date fixed for the payment thereof.

SECTION 3. VOTING RIGHTS. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 10,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c) Except as required by law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common stock as set forth herein) for taking any corporate action.

SECTION 4. CERTAIN RESTRICTIONS.

(a) The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Junior Participating Preferred Stock as required by Section 2 hereof.

(b) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                                       6
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(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii) declare or pay dividends on, make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith that such purchase or acquisition will result in fair and equitable treatment among the respective series or classes.

(c) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

SECTION 5. REACQUIRED SHARES. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

SECTION 6. LIQUIDATION, DISSOLUTION OR WINDING UP.

(a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $50,000 per share, provided that in the event the Corporation does not have sufficient assets, after payment of its liabilities and distribution to holders of Preferred Stock ranking prior to the Series A Participating Preferred Stock, available to permit payment in full of the $50,000 per share amount, the amount required to be paid under this Section


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6(a)(1) shall, subject to Section 6(b) hereof, equal the value of the amount of available assets divided by the number of outstanding shares of Series A Participating Preferred Stock or (2) subject to the provisions for adjustment hereinafter set forth, 10,000 times the aggregate per share amount to be distributed to the holders of Common Stock (the greater of (1) or (2), the "Series A Liquidation Preference"). In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (2) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock that were outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participant Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

SECTION 7. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Preferred Stock shall at the same time be similarly exchanged or changed in amount per share (subject to the provision for adjustment hereinafter set forth) equal to 10,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

SECTION 8. NO REDEMPTION. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

SECTION 9. RANKING. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

SECTION 10. AMENDMENT. The Certificate of Incorporation, as from time to time amended, of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares, if any, of Series A Junior Participating Preferred Stock, voting separately as a class.

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SECTION 11. FRACTIONAL SHARES. Series A Junior Participating Preferred Stock may
be issued in fractions that are integral multiples of one one-millionth of one share, which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

                                    ARTICLE 9

There shall be a series of the authorized preferred shares of this Corporation having a par value of $0.001 per share, which series (this "Series") shall be designated "Series B Preferred Stock" and shall consist of 4,000,000 shares having the following rights, preferences and privileges:

         (a) Dividend Rights.
             ----------------

                  (1) Dividends on shares of this Series shall accrue and be cumulative from and including the Deemed Initial Issue Date to and including the date on which such shares shall have been paid the Liquidation Preference pursuant to section (b) below or been redeemed pursuant to section (c) below. Such dividends shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends on shares of this Series shall be in an amount calculated at a rate per share per annum (the "Dividend Rate") equal to 10% of the Liquidation Preference (as defined below, but including only dividends unpaid on the previous Dividend Payment Dates and excluding dividends payable at that Dividend Payment Date itself) per share of this Series, which is initially equal to one dollar ($1.00) per share per year. Dividends on the shares of this Series shall be paid either
(i) in fully paid and nonassessable shares of this Series valued at the Liquidation Preference per share (such dividends paid in kind (including any dividends payable in kind pursuant to this section) being herein called "PIK Dividends") or (ii) in cash (such dividends being referred to as the "Cash Dividends"). The PIK Dividends shall be declared and paid, unless Cash Dividends are declared and paid, to the extent there is either a surplus or net profits in the current year or preceding year at least equal to the aggregate par value of the dividend shares, and whether or not there are profits, surplus or other funds of the Corporation legally available for payment of cash dividends. The Cash Dividends shall be payable only when, as and if declared by the Board of Directors of the Corporation out of funds legally available for the payment of dividends, and otherwise the dividends shall be deemed declared and paid as PIK Dividends. The amount of PIK Dividends shall be determined by dividing (i) the total amount of the aggregate dollar amount of dividends accrued and unpaid with respect to such record holder of shares during the applicable Dividend Period (rounded to the nearest whole cent) by (ii) the Liquidation Preference. The Corporation shall not issue fractional shares of this Series, but in lieu of any fractional shares to which holders may otherwise become entitled pursuant to any provision hereof, the Corporation shall from time to time do any of the following, independently or in any combination: (i) deliver its check in an amount equal to the applicable fraction of the Liquidation Preference, (ii) issue script representing a right to combine script into whole shares that expires at a time determined by the Board of Directors, or (iii) arrange to sell to third parties a number of whole shares approximately equal to the combined amount of fractional shares and divide the proceeds ratably among those otherwise entitled to fractional shares. Any additional shares of this Series issued as PIK Dividends shall be governed by this resolution and shall be subject in all respects, except as to the date of issuance and the date from which dividends accrue and cumulate as set forth below, to the same terms as the shares of this Series originally issued hereunder. Dividends shall be payable on shares issued as PIK Dividends commencing on the first Dividend Payment Date after such shares are issued.

                  (2) If PIK Dividends are paid, the PIK Dividends shall be paid by recording a book entry of the shares and script for fractional shares of this Series in the Corporation's stock ledger for this Series. From and after the second Dividend Payment Date, PIK Dividends paid theretofore or thereafter shall, upon written notice from the record holder of this Series to the Corporation's Secretary, be delivered to the record holder as stock certificates.

                  (3) Dividends shall be payable for the period from and including the Deemed Initial Issue Date (as defined below) to and including June 30, 2007 (the "Initial Dividend Period"), and for each annual dividend period thereafter (the Initial Dividend Period and each annual dividend period being hereinafter individually referred to as a "Dividend Period" and collectively referred to as "Dividend Periods"), which annual Dividend Periods shall commence on and include July 1 of each year (each, a "Dividend Period Commencement Date"), and shall end on and include the succeeding June 30. In the event of a liquidation or redemption not occurring on a June 30, a Dividend Period shall be from the Dividend Period Commencement Date to and including the date payment is made. All dividends shall be paid on or before the 31st calendar day immediately after the Dividend Period; provided, that if any such day shall be a Saturday, Sunday, or a day on which banking institutions in the State of New York or the State of California are authorized or obligated by law to close, or a day which is or is declared a national or a New York or California state holiday (any of the foregoing a "Non-Business Day"), then the payment date shall be the next succeeding day which is not a Non-Business Day ("Dividend Payment Date"). The record date shall be the last day of the Dividend Period. Each such dividend shall be paid to the holders of record of shares of this Series as they appear on the stock register of the Corporation on such record date. "Deemed Initial Issue Date" means (a) July 1, 2006 in the case of any share that is part of any issuance of shares of this Series on or prior to June 30, 2007 and (b) in the case of any share which is part of any issuance of shares of this Series subsequent to June 30, 2007, the latest Dividend Period Commencement Date which precedes the date of issuance of such share.

                  (4) After dividends on this Series have been paid or declared and funds or shares therefor set aside for payment, including for the then current Dividend Period, the holders of shares of this Series will not be entitled to any further dividends with respect to that Dividend Period.

                  (5) Dividends payable on shares of this Series for any period greater or less than a full Dividend Period, including the Initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

         (b) Liquidation.
             ------------

         In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of this Series are entitled to receive out of the assets of the Corporation available for distribution to shareholders, as a preference and before any distribution of assets is made to holders of Common Shares or any other class or series of shares ranking junior to the shares of this Series upon liquidation, liquidating distributions in an amount per share equal to an initial amount of ten dollars ($10.00) per share Preference plus an amount equal to all accumulated and unpaid dividends (whether or not earned or declared) to the date of the distribution

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

(the "Liquidation Preference"). If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation the amounts payable with respect to the shares of this Series and any other shares of the Corporation ranking as to any such distribution on a parity with the shares of this Series are not paid in full, the holders of shares of this Series and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of this Series will not be entitled to any further participation in any distribution of assets by the Corporation. Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the shares of this Series at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. For purposes of liquidation rights, a reorganization or consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation shall be deemed not to be a liquidation, dissolution or winding up of the Corporation.

         (c) Redemption.
             -----------

                  (1) Mandatory Redemption upon Liquidity Event.
                      ------------------------------------------

                           (A) Within 30 days following any Liquidity Event, the
Corporation shall mail a notice to each holder of shares of this Series describing the transaction or transactions that constitute the Liquidity Event and offering to repurchase the shares of this Series on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Liquidity Event Payment Date"), pursuant to the procedures required by this Certificate of Designation and described in such notice. This paragraph shall be applicable regardless of whether any other provisions of this Certificate of Designation are applicable.

                           (B) Each holder of shares of this Series shall have
the right to require the Corporation to repurchase all or any part of that holder's shares of this Series pursuant to the offer described below (the "Liquidity Event Offer"). In the Liquidity Event Offer, the Corporation shall offer a payment in cash for each outstanding share of this Series equal to the Liquidation Preference per share of this Series (the "Liquidity Event Payment").

                           (C) On the Liquidity Event Payment Date, the
Corporation shall, to the extent lawful:

                                    (i) accept for payment all shares of this
Series or portions thereof properly tendered pursuant to the Liquidity Event Offer;

                                    (ii) promptly mail to each holder of shares
of this Series so tendered the Liquidity Event Payment for each share of this Series so tendered and promptly authenticate and mail to each such holder a new certificate representing the shares of this Series equal in Liquidation Preference to any unpurchased portion of the shares of this Series surrendered, if any.

                           (D) "Liquidity Event" means the occurrence of any of
the following:

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

                                    (i) the direct or indirect sale, transfer,
conveyance or other disposition (other than by way of merger, consolidation or transfer of the Corporation's common stock or other stock with rights to vote for directors ("Voting Stock")), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries, taken as a whole, to any "person" (as that terms is used in Section 13(d)(3) of the Exchange Act) other than the Corporation or a wholly-owned Subsidiary of the Corporation;

                                    (ii) the consummation of any transaction or
series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the holders of the shares of this Series, becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the Voting Stock of the Corporation, measured by voting power rather than number of shares;

                                    (iii) during any period of twelve (12)
consecutive months after the Initial Issue Date, the individuals who at the beginning of any such 12-month period constituted the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that (i) any individual becoming a director whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of the stockholders having the specific right to designate such director and (ii) any director whose election to the Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by majority vote of the Board of Directors, shall, in each such case, be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act")) and further excluding any person who is an affiliate or associate (as those terms are defined in the General Rules and Regulations under the Exchange Act) of any Person having or proposing to acquire beneficial ownership of fifty percent (50%) or more of the Voting Stock of the Corporation; or

                                    (iv) the approval by the stockholders of the
Corporation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners (as defined in the Exchange Act) of the Voting Stock immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of the Voting Stock resulting from such reorganization, merger or consolidation;

         provided that the occurrence of any event identified in subparagraphs
(i) through (iv) above that would otherwise be treated as a Liquidity Event shall not constitute a Liquidity Event hereunder if and only if (A) the Board of Directors, by vote duly taken, and (B) the holders of a majority of the outstanding shares of this Series, by written consent, shall so determine.

                  (2) REDEMPTION AT THE CORPORATION'S OPTION. The shares of this Series are not redeemable at the Corporation's option prior to June 30, 2008. On or after such date, the shares of this Series are redeemable at the option of the Corporation, in whole or in part, from time to time, by resolution of the Board of Directors, upon not less than 30 nor more than 60 days' notice, at a cash redemption price per share equal to the Liquidation Preference plus an amount equal to all accumulated and unpaid dividends (whether or not earned or declared) to the date of redemption. If fewer than all the outstanding shares of this Series are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors, and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) in a manner determined by the Board of Directors. Notwithstanding the foregoing, if any dividends, including any accumulation, on the shares of this Series are in arrears, no shares of this Series shall be redeemed unless all outstanding shares of this Series are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of this Series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of this Series pursuant to a purchase or exchange offer provided such offer is made on the same terms to all holders of shares of this Series.

                  (3) Terms Applicable to any Redemption.
                      -----------------------------------

                                    (A) Immediately prior to any redemption of
shares of this Series, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a dividend payment record date and prior to the corresponding dividend payment date, in which case each holder of shares of this Series at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as expressly provided herein above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of this Series called for redemption.

                                    (B) Notice of redemption shall be mailed by
the Company by first class mail, postage pre-paid, to each record holder of the shares of this Series to be redeemed, not less than 30 nor more than 60 days prior to such redemption date, to the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. Each notice shall state: (i) the redemption date; (ii) the number of shares of this Series to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accumulate on such redemption date. If fewer than all the shares of this Series held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of this Series to be redeemed from such holder.

                                    (C) In order to facilitate the redemption of
shares of this Series, the Board of Directors may fix a record date for the determination of the shares to be redeemed, such record date to be not less than 30 or more than 60 days prior to the date fixed for such redemption.

                                    (D) Notice having been given as provided
above, from and after the date fixed for the redemption of shares of this Series by the Corporation (unless the Corporation shall fail to make available the money necessary to effect such redemption), the holders of shares selected for redemption shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption from the Corporation, less any required tax withholding amount, without interest thereon, upon surrender (and endorsement or assignment of transfer, if required by the Corporation and so stated in the notice) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. If fewer than all the shares represented by a certificate are redeemed, a new certificate shall be issued, without cost to the holder thereof, representing the unredeemed shares. The

Corporation may, at its option, at any time after a notice of redemption has been given, deposit the redemption price for the shares of this Series designated for redemption and not yet redeemed, plus any accumulated and unpaid dividends thereon to the date fixed for redemption, with the transfer agent or agents for this Series, as a trust fund for the benefit of the holders of the shares of this Series designated for redemption, together with irrevocable instructions and authority to such transfer agent or agents that such funds be delivered upon redemption of such shares and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates. From and after the making of such deposit, the holders of the shares designated for redemption shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive from such trust fund the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. Any balance of such moneys remaining unclaimed at the end of the five-year period commencing on the date fixed for redemption shall be repaid to the Corporation upon its request expressed in a resolution of its Board of Directors.

                  (4) STATUS OF REDEEMED SHARES OF THIS SERIES. Any shares of this Series that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued preferred shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

         (d) VOTING RIGHTS. The shares of this Series shall not have any voting powers either general or special, except as required by law.

         (e) RANKING AND PROTECTIVE PROVISIONS. The shares of this Series shall rank senior to the Common Shares and the Series A Junior Participating Preferred Stock as to liquidation and as to dividends. The affirmative vote or consent of the holders of at least a majority of the outstanding shares of this Series, voting separately as a class, will be required for any amendment to the Certificate of Incorporation of the Corporation that will adversely alter or change the powers, preferences, privileges or rights of the shares of this Series, except the Corporation may, without the vote of the holders of outstanding shares of this Series, from time to time merge, reorganize, combine, or consolidate the Corporation, designate, authorize, issue, or increase the designated authorized amount of, any class or series of shares of preferred stock of the Corporation ranking prior, on a parity with or junior to this Series as to dividends or upon liquidation or otherwise or authorize any obligation or security convertible into or evidencing a right to purchase any such security. The amount of the Corporation's capital on account of the outstanding shares of this Series shall equal their aggregate par value.

         (f) CONVERSION. The shares of this Series are not convertible into shares of any other class or series of the capital stock of the Corporation.

         (g) SHAREHOLDER RIGHTS PLAN. Notwithstanding the foregoing, the Corporation may at any time in its discretion redeem the rights to purchase attached to, or in the future separated from, the Common Shares pursuant to the Corporation's Shareholder Rights Plan, as it may be amended from time to time, or any similar successor plan.